NAVELLIER MILLENNIUM FUNDS
                                   FORM N-SAR

                                     EXHIBIT

        SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) A special meeting of shareholders of the Navellier Large Cap Growth Portfolio, a series of the Navellier Millennium Funds, was held on October 3, 2003.

(b)      Not applicable

(c) The meeting was called to vote on approval of the Agreement and Plan of Reorganization whereby the Navellier Large Cap Growth Portfolio of the Navllier Millennium Funds would transfer all of its assets to the Large Cap Growth Fund, a portfolio of the Touchstone Stategic Trust (the "Acquiring Fund") in exchange for shares of beneficial interest in the Acquiring Fund.

         The votes cast at the meetings were:

         Navellier Large Cap Growth Portfolio
                  For Approval                                109,128.195
                  Against Approval                                  0.0
                  Abstain                                      10,568.000


(d) Not applicable